UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016

TEMPUR SEALY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Tempur Way Lexington, KY	40511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 878-8889

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2016, Tempur Sealy International, Inc. (the “Company”) entered into a senior secured credit agreement (the “Credit Agreement”) with the several banks and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”). The Credit Agreement replaced the Company’s credit facilities (the “Prior Credit Facilities”) with Bank of America, N.A., which were governed by that certain Credit Agreement, dated as of December 12, 2012, by and among the Company, the several banks and other financial institutions party thereto, and Bank of America, N.A., as administrative agent. The Credit Agreement provides for a $500 million revolving credit facility (the “Revolving Credit Facility”), a $500 million initial term loan facility (the “Initial Term Loan Facility”) and a $100 million delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and together with the Initial Term Loan Facility, the “Term Loan Facilities” and together with the “Revolving Credit Facility”, the “Credit Facilities”). At any time, the Company may also elect to request the establishment of one or more incremental term loan facilities and/or increase commitments under the Revolving Credit Facility in an aggregate amount of up to $500 million. A portion of the Revolving Credit Facility of up to $250 million is available in Canadian Dollars, Pounds Sterling, the Euro and any additional currencies determined by mutual agreement of the Company, the Agent and the lenders under the Revolving Credit Facility. A portion of the Revolving Credit Facility of up to $100 million is available for the issuance of letters of credit for the account of the Company and a portion of the Revolving Credit Facility of up to $50 million is available for swing line loans to the Company.

The Company used $500 million of the proceeds under the Initial Term Loan Facility and approximately $27.8 million of the proceeds under the Revolving Credit Facility to repay in full the Prior Credit Facilities and to pay certain transaction fees and expenses incurred in connection with the Credit Agreement. The Company will use the remainder of the proceeds of the Revolving Credit Facility to finance working capital needs and for general corporate purposes. The Company intends to use the proceeds of the Delayed Draw Term Loan Facility to refinance the 8% Senior Secured Third Lien Convertible Notes due July 2016 issued by Sealy Corporation and Sealy Mattress Company. The Delayed Draw Term Loan Facility expires on the earlier of the date of its funding or October 5, 2016.

Amounts under the Revolving Credit Facility may be borrowed, repaid and re-borrowed from time to time until the maturity date of the Credit Agreement on April 6, 2021. The Term Loan Facilities are subject to quarterly amortization of principal in an aggregate annual amounts as follows: (i) 5.0% of the original aggregate principal amount of the Term Loan Facilities in each of the first three years following April 6, 2016 (commencing on September 30, 2016 with respect to the Initial Term Loan Facility and, with respect to the Delayed Draw Term Loan Facility, with the end of the fiscal quarter in which such delayed draw term loans are drawn), (ii) 7.5% of the original aggregate principal amount of the Term Loan Facilities in the fourth year following April 6, 2016 and (iii) 10.0% of the original aggregate principal amount of the Term Loan Facilities in the fifth year following April 6, 2016, with the balance payable at final maturity of the Term Loan Facilities on April 6, 2021. The Term Loan Facilities are subject to mandatory prepayment with 100% of the net proceeds received from the issuance of indebtedness, subject to certain exceptions for indebtedness permitted by the Credit Agreement, and 100% of the net proceeds in excess of $40 million in any fiscal year received from asset sales, casualty insurance, condemnation awards or similar recoveries, subject to certain exceptions for reinvestment of such proceeds contained in the Credit Agreement. Voluntary prepayments and commitment reductions of the Credit Facilities under the Credit Agreement are permitted at any time without payment of any prepayment fee upon proper notice and subject to minimum dollar amounts.

At the Company’s election, loans made under the Credit Facilities will bear interest at either (i) a base rate (“Base Rate”) plus an applicable margin or (ii) a Eurocurrency rate (“Eurocurrency Rate”) plus an applicable margin, subject to adjustment if an event of default under the Credit Agreement has occurred and is continuing. The Base Rate means the highest of (a) the Agent’s “prime rate,” (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency Rate for an interest period of one month plus 1%. Initially, the Eurocurrency loans made under the Credit Facilities will bear interest at the Eurocurrency Rate plus an applicable margin of 1.75% and the Base Rate loans made under the Credit Facilities will bear interest at the Base Rate plus an applicable margin of 0.75%. Following each date on which financial statements are delivered to the Agent by the Company on a quarterly basis under the Credit Agreement and commencing with the fiscal quarter ending March 31, 2016, the applicable margin will be adjusted based on the Company’s Consolidated Total Leverage Ratio (as defined in the Credit Agreement) as further set forth in the Credit Agreement.

The Company’s present and future domestic subsidiaries (the “Guarantors”) will guarantee the obligations of the Company and its subsidiaries under the Credit Facilities. The obligations of the Company and its subsidiaries under the Credit Facilities are secured by all of the assets of the Company and the Guarantors, including certain real estate, subject to certain exceptions and exclusions as set forth in the Credit Agreement and other loan documents.

The Credit Agreement contains certain affirmative and negative covenants that are binding on the Company and its subsidiaries, including, but not limited to, restrictions (subject to specified exceptions and qualifications) on the ability of the Company and its subsidiaries to incur indebtedness, to create liens, to merge or consolidate, to make dispositions, to make restricted payments such as dividends, distributions or equity repurchases, to make investments, to prepay other indebtedness, to enter into certain transactions with affiliates, to change fiscal year, or to enter into any burdensome agreements or to make changes in the nature of the business.

In addition, the Credit Agreement requires the Company to abide by certain financial covenants calculated for the Company and its subsidiaries on a consolidated basis. Specifically, the Credit Agreement requires that the Company and its subsidiaries not:

•	Permit the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) as of the last day of any period of four consecutive fiscal quarters of the Company to be less than 3.00:1.00;

•	Permit the Consolidated Total Leverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter of the Company to be greater than 5.00:1.00; and

•	Permit the Consolidated Secured Leverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter of the Company to be greater than 3.50:1.00.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, non-payment of principal or interest or other amounts, misrepresentations, failure to perform or observe covenants, cross-defaults with certain other indebtedness or material agreements, certain change in control events, voluntary or involuntary bankruptcy proceedings, certain judgments or decrees, failure of the Credit Agreements or other loan documents to be in full force and effect, certain ERISA events and judgments. The Credit Agreement also contains certain representations, warranties and conditions, in each case as set forth in the Credit Agreement

The foregoing descriptions of the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company involving the provision of financial services, including other credit facilities with affiliates of the Company, cash management, investment banking, trust and other services.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On April 7, 2016, the Company issued a press release regarding the Credit Facilities. The Company also announced today in the press release that, during the fiscal quarter ended March 31, 2016, it repurchased a total of 1.73 million shares of its common stock at an average price of $57.71 and a total cost of $100 million, pursuant to its previously announced share repurchase program. The press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1 and is hereby incorporated herein by reference.

In addition, the Company has prepared a brief summary (the “Summary”) of certain terms in the Credit Facilities and a comparison to the terms in the Prior Credit Facilities, for use from time to time in discussions with investors about the Credit Facilities. The Summary is being furnished with this Current Report on Form 8-K as Exhibit 99.2 and is hereby incorporated herein by reference. Please note that the Summary is only a summary and does not address all terms in the Credit Facilities, including terms that investors may consider important, and the Summary is qualified in its entirety by reference to the copy of the Credit Agreement filed as Exhibit 10.1 to this Form 8-K

The information provided in this Item 7.01 (including Exhibit 99.1 and Exhibit 99.2) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Company pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of April 6, 2016, by and among Tempur Sealy International, Inc., as parent borrower, the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release of Tempur Sealy International, Inc. dated as of April 7, 2016.

99.2	Summary of Prior and New Credit Facility Key Terms and Conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPUR SEALY INTERNATIONAL, INC. (Registrant)

Date: April 7, 2016	By:	/s/ Barry A. Hytinen
Name: Barry A. Hytinen Title: Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of April 6, 2016, by and among Tempur Sealy International, Inc., as parent borrower, the several banks and other financial institutions party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release of Tempur Sealy International, Inc. dated as of April 7, 2016.

99.2	Summary of Prior and New Credit Facility Key Terms and Conditions.